EXHIBIT 21.1

DUFF & PHELPS CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2012

Corporate Name	Jurisdiction of Incorporation
CETERIS US, LLC	Illinois
D&P Canada Acquisition Corp	Canada
D&P European Holdings, LLC	Delaware
D&P International Holdings, LLC	Delaware
Duff & Phelps (H.K.) Holdings Limited	Hong Kong SAR
Duff & Phelps Acquisitions, LLC	Delaware
Duff & Phelps B.V.	The Netherlands
Duff & Phelps Canada Limited	Canada
Duff & Phelps Canada Restructuring Inc.	Canada
Duff & Phelps Equity, LLC	Delaware
Duff & Phelps Financial Advisory (Shanghai) Limited Co.	People's Republic of China
Duff & Phelps Financial Advisory (Shanghai) Limited Co., Beijing Branch	People's Republic of China
Duff & Phelps GmbH	Germany
Duff & Phelps Investigations (IL), LLC	Delaware
Duff & Phelps K.K.	Japan
Duff & Phelps Ltd.	England and Wales
Duff & Phelps Schweiz GmbH	Switzerland
Duff & Phelps Securities Ltd.	England and Wales
Duff & Phelps Securities, LLC	Delaware
Duff & Phelps, LLC	Delaware
Duff & Phelps, SAS	France
GCP Securities, LLC	Delaware
Growth Capital Partners, L.P.	Texas
Harvester Forensics Ltd.	Canada
PMIB, LLC (d/b/a Pagemill Partners)	California
Rash & Associates, L.P.	Texas
Rash Acquisition GP, LLC (d/b/a Duff & Phelps Real Estate Services)	Delaware
Rocket GP Acquisition, LLC	Delaware
Salamandastron, Inc.	Canada
Southwest Mezzanine Partners II, L.P.	Delaware
Texas GCP Fund, LLC	Delaware